ELECTRONIC MANUFACTURING SERVICES GROUP, INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT



         THIS STOCK OPTION AGREEMENT is made effective as of the 30th day of July, 1996, by and between Electronic Manufacturing Services Group, Inc., a corporation formed under the laws of the State of Delaware (which has changed its name from "J.A. Industries, Inc.") ("EMSG"), and Kenneth E. Mayhew, Jr., a citizen and resident of the State of North Carolina, (the "Optionee").

                                   WITNESSETH:

         WHEREAS,  the Optionee  has an option to purchase  shares of the common
stock  of  Kenmar  Business  Groups,   Inc.   ("Kenmar")  pursuant  to  Kenmar's
Nonqualified Stock Option Plan (the "Kenmar Option"); and

         WHEREAS, pursuant to the terms of the Merger Agreement by and among EMSG, J.A. Industries of North Carolina, Inc., a North Carolina corporation ("Acquisition"), and Kenmar dated as of March 1, 1996 (the "Merger Agreement"), the Kenmar Option will be cancelled and replaced with a substitute corresponding option to purchase shares of the $.0025 par value common stock of EMSG pursuant to the provisions of the "J.A. Industries, Inc. 1996 Nonqualified Stock Option Plan" (the "Plan") effective as of the consummation of the merger contemplated by the Merger Agreement (the "Merger").

         NOW, THEREFORE, in consideration of the premises contained herein and in the Plan, it is agreed as follows:

         (1) Cancellation of Kenmar Option and Grant of EMSG Option. Effective as of the consummation of the Merger:

                  (a)      The Kenmar Option shall be cancelled in all respects.

                  (b) Subject to the terms and conditions contained herein and in the Plan, EMSG hereby grants the Optionee the right, privilege and option (the "Option") to purchase 16,824 shares of the $.0025 par value common stock of EMSG at a price of $1.07 per share. The number of such shares is determined by multiplying the number of shares of Kenmar common stock subject to the Kenmar Option by the Exchange Ratio, as defined in the Merger Agreement (fractional shares shall be eliminated and not included in the number of shares). As of the date of this Agreement, the Exchange Ratio is forty-two & 6/100th (42.06) shares of EMSG common stock for each share of Kenmar common stock, but it is subject to adjustment pursuant to the terms of the Merger Agreement. The price per share under the Option is determined by dividing the exercise price per share of the Kenmar common stock under the Kenmar Option by the Exchange Ratio. In the event of an adjustment of the Exchange Ratio, the number of shares and the price per share set forth in this Agreement shall be proportionately and automatically adjusted without the need for any written amendment of this Agreement.

          (2) Term and Vesting of Option. The term of the Option commences as of the consummation of the Merger and, unless sooner terminated as set forth below or in the Plan, terminates on March 28, 2004 (which date shall be no more than ten (10) years from the date the Option is granted) (the "Term") and, subject to the terms and provisions hereof and the Plan, the Option shall be fully vested and immediately exercisable. Subject to the foregoing, the Option may be exercised in whole or in part with respect to all or any portion of the shares to which it relates.

          (3) Method of Exercise. The Option shall be exercised by the transmittal of written notice thereof to EMSG at its principal place of business. The notice shall include the Optionee's designation of the number of shares to be purchased and cash or a certified check in payment of the purchase price. Upon receipt of such notice and cash, or, if applicable, and negotiation of said certified check, EMSG shall deliver to the Optionee a certificate representing the shares purchased, provided that if any law or regulation requires EMSG to take any action with respect to the shares specified in such notice before the issuance thereof, the date of delivery of the shares shall be extended for the necessary period.

          (4)     Plan; Restrictions.

                  a) In all respects this Agreement and the Option granted herein shall be subject to the terms and provisions of the Plan which is attached hereto as Schedule A and incorporated herein by reference. Accordingly, the rights of the Optionee under this Agreement and the shares of common stock of EMSG which the Optionee may purchase hereunder are subject to certain restrictions as set forth in the Plan.
                  b) In addition, the Optionee's right and ability to sell shares of EMSG common stock that the Optionee may purchase pursuant to the Option shall be restricted as follows: (i) during the ninety (90)-day period immediately following the Effective Time (as defined in the Merger Agreement), the Optionee shall not sell any shares of EMSG common stock purchased pursuant to the Option; and (ii) during any three month period, the Optionee shall not sell more than one-eighth (1/8) of the total number of shares purchasable pursuant to the EMSG Option; provided, however, that the restrictions set forth in this Section 4(b) shall be void in the event of a liquidation of EMSG, a merger or consolidation in which EMSG is not the surviving or resulting corporation, or a sale of all or substantially all of EMSG's assets.
                  c) Optionee represents that it intends to purchase the shares for investment and not for resale. Optionee agrees that Optionee will not distribute or resell any shares (or other securities) issuable upon exercise of the option granted hereby in violation of the Securities Act of 1933, as amended, that Optionee will indemnify and hold EMSG harmless against all liability for any such violation, that upon request Optionee will furnish a letter agreement in connection with any exercise of the Option which shall provide that he or she is purchasing the shares (or other securities) subject to the Option for investment and not for resale, and that Optionee will accept a stock certificate bearing the following legend:
                           "The securities represented by this certificate (i) are subject to the Electronic Manufacturing Services Group, Inc. (`EMSG') Nonqualified Stock Option Agreement, dated ______________, 1996, between EMSG and the registered owner of this stock certificate, including certain restrictions on transfer, and (ii) have not been registered under the Securities Act of 1933, as amended (the `Act'), or any state securities law. Accordingly, the Securities represented by this certificate (i) may not be sold, offered for sale or otherwise transferred, pledged or hypothecated without compliance with that Agreement, and (ii) in the absence of an effective registration statement as to the securities under the Act and applicable state securities law, may not be sold, offered for sale, transferred, pledged or hypothecated without an
                           opinion   of  counsel   satisfactory   to  EMSG
                           that registration under the Act and applicable state securities law is not required." or such other appropriate legend regarding restrictions on resale as EMSG may determine. The shares shall not be transferable except in compliance with conditions indicated in the legend.
                  d) EMSG may impose stop-transfer instructions with respect to any shares (or other securities) subject to any restriction set forth in this section 4 until the restriction has been satisfied or terminates.


                    (5) Rights Prior to Exercise of Option. The Optionee shall have no rights as a stockholder with respect to the shares of stock subject to the Option until the exercise of his rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.

          (6) Assignment. The Option shall not be transferable other than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee. More particularly, (but without limiting the generality of the foregoing), the Option, may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar processes. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

          (7) Applicable Laws. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of North Carolina.

          (8) Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

          (9) Waiver. The waiver by EMSG of a breach of any provision of this Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

         (10) Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.

         (11) Construction. This Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern.

         THIS STOCK OPTION AGREEMENT is hereby confirmed and executed as of the 30th day of July, 1996.

                                          ELECTRONIC MANUFACTURING SERVICES
GROUP, INC.

ATTEST:


___________________________________ By:     ____________________________________
Secretary                           Title:  ____________________________________

[Corporate Seal]

                                    OPTIONEE:


                                            _____________________________(SEAL)
                                      Name:

                                   SCHEDULE A

           (J.A. Industries, Inc. 1996 Nonqualified Stock Option Plan)

                              J.A. INDUSTRIES, INC.
                       1996 NONQUALIFIED STOCK OPTION PLAN

1.       Purpose

         The purpose of the 1996 Nonqualified Stock Option Plan (the "Plan") is to further the success of J.A. Industries, Inc. (the "Company") by making shares of the Company's Common Stock ("Common Stock") available for purchase by eligible employees, officers, directors and consultants of the Company, or any affiliated company or partnership in which the Company has an ownership interest, and other persons receiving services from or providing services to the Company in order to provide an additional incentive to such participants to continue their relationship with the Company and in order to give such participants a greater interest in the Company's success. This purpose will be carried out through the granting of options which do not meet the statutory requirements of Sections 422 or 423 of the Internal Revenue Code of 1986, as amended (the "Code").

 2.      Stock Subject to Plan

         Subject to the provisions of Section 10 of the Plan, the Company's Board of Directors (the "Board") shall reserve initially an aggregate of one million (1,000,000) authorized and unissued shares of Common Stock for issuance upon the exercise of the options. The Board may from time to time reserve additional shares of authorized and unissued Common Stock for issuance upon exercise of options. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Common Stock subject to the expired or terminated option shall again be available for options under the Plan.

3.       Administration

         The Board shall designate a committee (the "Committee") to administer the Plan. The Committee shall report all of its actions to the Board. The Board may from time to time remove members from the Committee and appoint their successors. The Board shall fill all vacancies on the Committee however caused. Except as otherwise expressly provided in the Plan, the Committee shall have absolute discretionary authority (a) to determine the individuals to receive options, the times when options shall be granted, the number of shares to be subject to each option, the option price, the option period, and the time or times when each option shall be exercisable; (b) to interpret the Plan; (c) to prescribe, amend, and rescind rules and regulations relating to the Plan; (d) to determine the terms and provisions (and amendments of the terms and provisions) of the option agreements to be entered into between the Company and each Participant granted an option under the Plan (which option agreements need not be identical), including such terms and provisions as shall be required in the Committee's judgment to conform to any change in any applicable law or regulation; and (e) to make all other determinations the Committee shall deem necessary or advisable for the Plan's administration.

         No member of the Committee or the Board shall be liable to any person for any action or determination which he or she makes in good faith.

4.       Eligibility

         Subject to the provisions of Section 3, any employee, officer, director, and consultant of the Company or any affiliated company or partnership in which the Company has an ownership interest and other persons receiving services from or providing services to the Company designated by the Committee shall be eligible to receive options under the Plan (the "Participants"). In designating Participants and in recommending the number of shares of Common Stock to be covered by each option granted to a Participant, the Committee may take into account the nature of the services rendered by or for each Participant, his or her present and potential contributions to the Company's success, and such other factors as the Committee in its discretion shall deem relevant. The Company may grant additional options to Participants who have already been granted options under the Plan.

5.       Option Price

         The Committee shall determine the purchase price of the shares of Common Stock covered by each option, which purchase price may be above or below the fair market value of the Common Stock at the time of the grant, as determined by the Committee.

6.       Exercise of Option

         The period during which an option may be exercised shall be determined by the Committee when the option is granted and shall not extend more than ten
(10) years from the date on which the option is granted. Except as provided in the option agreement relating to such option, an option may be exercised in whole or in part at any time during its term. The Committee may impose vesting or other restrictions on the exerciseability or conditions of options. The term of each option shall be for such period as the Committee shall determine, but such term shall not extend for more than the period prescribed in Sections 8, 9 and 10 of the Plan. The purchase price of the shares of Common Stock subject to the option shall be paid in full in cash upon the exercise of the option. The holder of an option under the Plan shall not have any of the rights of a shareholder with respect to the Common Stock subject to the option until such shares shall be issued to him or her upon the exercise of the option and payment of the purchase price.

7.       Nontransferability of Option

         No option granted under the Plan shall be transferable (including by pledge or hypothecation) and shall be exercisable only by the Participant.

8.       Termination of Relationship with the Company

         The times and conditions upon which an option will terminate where a Participant to whom an option has been granted under the Plan terminates, or the Company terminates, his or her employment, consultant, or service relationship with the Company or an affiliated company or partnership in which the Company has an ownership interest shall be determined by the Committee when the option is granted; provided, however, that in no event shall an option be exercisable more than ten (10) years from the date it was granted. Nothing in the Plan or any option granted pursuant to the Plan shall (a) confer on any individual any right to continue in the employ of the Company or to continue any consultant or service relationship with the Company or (b) interfere in any way with the Company's right to terminate such individual's employment, consultant or service relationship at any time.

9.       Adjustment Upon Changes In Capitalization

         In the event of a change in the Company's Common Stock by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation or similar action, the Committee shall make an appropriate adjustment of the number and class of shares of Common Stock subject to and the purchase price for each then outstanding option, consistent with and as provided in the corresponding option agreement under the Plan. In the event of any such change in the outstanding Common Stock, the Committee shall adjust appropriately the aggregate number and class of shares of Common Stock reserved and available under the Plan appropriately, and the Committee's determination on adjustment shall be conclusive.

10.      Termination of Options on Merger or Sale of Assets

         A liquidation of the Company, a merger or consolidation in which the Company is not the surviving or resulting corporation, or a sale of all or substantially all of the Company's assets shall cause every option outstanding under the Plan to terminate on the effective date of such action. Notwithstanding the preceding sentence, upon a liquidation of the Company, a merger or consolidation in which the Company is not the surviving or resulting corporation, or a sale of all or substantially all of the Company's assets, each option holder shall have the right, within his or her sole discretion, to exercise before the effective date of such action any or all of the options he or she then holds, but only to the extent that such options are otherwise exercisable under the terms of the Plan. Any options not so exercised shall terminate on the effective date of such action.

11.      Amendment, Suspension, or Termination of the Plan

         The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the options granted under the Plan may conform to any changes in the law or in any other respect which the Board may deem to be in the best interest of the Company. Modifications or amendments to the Plan are not required to be approved by the Company's shareholders, except to the extent required by applicable North Carolina law or by the Company's Bylaws. No termination, modification, or amendment of the Plan without the consent of the Participant to whom any option shall have been previously granted shall adversely affect such Participant's rights under such option. Unless terminated earlier in accordance with this Section, the Plan shall terminate when all shares of Common Stock reserved for issuance under the Plan have been issued.

12.      Effectiveness of the Plan

         The Plan shall become effective on such date as the Board shall determine. The exercise of each option granted pursuant to the Plan shall be subject to the condition that if at any time the Company shall determine in its discretion that (a) the satisfaction of withholding tax or other withholding liabilities, (b) the listing on any securities exchange or the registration or qualification under any state or federal law of any shares of Common Stock otherwise deliverable upon its exercise, or (c) the consent or approval of any regulatory body or the shareholders is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares of Common Stock pursuant to such exercise, then, in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions unacceptable to the Company.

13.      Time of Granting Options

         Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board or the Committee will constitute the granting of an option pursuant to the Plan. The granting of an option pursuant to the Plan will occur only when a written option agreement is duly executed and delivered by and on behalf of the Company and the Participant to whom such option is to be granted.

14.      Applicable Law

         Except as otherwise provided herein, the Plan shall be construed and enforced according to the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the Company has caused the Plan to be executed by the action of its duly authorized officers this 28th day of June, 1996.

                               J.A. INDUSTRIES, INC.



                               By:      /s/ Bob Knight
                               Title:   President

ATTEST:

Secretary

[CORPORATE SEAL]